Exhibit 99.3

Cimetrix Incorporated

EFS Solutions, Inc.

Unaudited Pro Forma

Combined Condensed Financial Information

On October 4, 2005, Cimetrix Incorporated (“the Company”) completed its previously announced acquisition of EFS Solutions, Inc. (“EFS”), a privately held company that provides specialty engineering services to semiconductor companies.  Pursuant to the terms of the merger agreement, the Company paid approximately $1,254,000 in consideration to the shareholders of EFS, consisting of $640,000 of the Company’s common stock and $614,000 in cash and had approximately $65,000 in transaction costs.

The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2004 and the six months ended June 30, 2005 have been prepared in accordance with accounting principles generally accepted in the United States to give effect to the October 4, 2005 acquisition of EFS as if the transaction occurred on January 1, 2004.  Pro forma adjustments related to the acquisition include additional compensation expense to the former shareholders of EFS for portions of amounts reported by EFS as S Corporation distributions, additional amortization expense of intangible assets acquired, and elimination of depreciation expense on property and equipment retained by the former shareholders of EFS.

The unaudited pro forma combined condensed balance sheet as of June 30, 2005 has been prepared in accordance with accounting principles generally accepted in the United States to give effect to the October 4, 2005 acquisition of EFS as if the transaction occurred on June 30, 2005.  Pro forma adjustments related to the acquisition include the elimination of the assets and the liabilities retained by the shareholders of EFS, the allocation of the purchase price to the assets acquired, and the elimination of the remaining retained earnings of EFS.

The unaudited pro forma combined condensed financial statements are prepared for informational purposes only and are not necessarily indicative of future results or actual results that would have been achieved had the acquisition of EFS been consummated as of the dates specified above.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2004

	Historical		Pro Forma
	Company	EFS	Adjustments		Pro Forma
Sales:
Software	$2,841,000	$—	$—		$2,841,000
Services and support	1,701,000	472,000	—		2,173,000

Total net sales	4,542,000	472,000	—		5,014,000

Costs and expenses:
Cost of sales	844,000	305,000	74,000	(1)	1,223,000
General and administrative	1,247,000	19,000	285,000	(2)	1,549,000
			(2,000)	(3)
Selling, marketing and customer support	1,182,000	—	—		1,182,000
Research and development	978,000	—	—		978,000
Provision for doubtful accounts	(100,000)	—	—		(100,000)

Total costs and expenses	4,151,000	324,000	357,000		4,832,000

Income from operations	391,000	148,000	(357,000)		182,000

Other income (expense):
Interest and other income	42,000	—	—		42,000
Interest expense	(269,000)	—	—		(269,000)

Total other expense	(227,000)	—	—		(227,000)

Income (loss) before taxes	164,000	148,000	(357,000)		(45,000)

Provision for income taxes	—	—	—		—

Net income (loss)	$164,000	$148,000	$(357,000)		$(45,000)

Income (loss) per share:
Basic	$0.01	$—	$(0.01)	(4)	$0.00
Diluted	$0.01	$—	$(0.01)	(4)	$0.00

Weighted average number of shares outstanding
Basic	27,730,000	—	1,394,000	(5)	29,124,000
Diluted	28,311,000	—	813,000	(5)	29,124,000

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2005

	Historical		Pro Forma
	Company	EFS	Adjustments		Pro Forma
Sales:
Software	$1,445,000	$—	$—		$1,445,000
Services and support	853,000	857,000	—		1,710,000

Total net sales	2,298,000	857,000	—		3,155,000

Costs and expenses:
Cost of sales	239,000	320,000	50,000	(1)	609,000
General and administrative	686,000	20,000	142,000	(2)	842,000
			(6,000)	(3)
Selling, marketing and customer support	851,000	—	—		851,000
Research and development	586,000	—	—		586,000

Total costs and expenses	2,362,000	340,000	186,000		2,888,000

Income (loss) from operations	(64,000)	517,000	(186,000)		267,000

Other income (expense):
Interest and other income	27,000	—	—		27,000
Interest expense	(98,000)	(1,000)	1,000	(6)	(98,000)

Total other expense	(71,000)	(1,000)	1,000		(71,000)

Income (loss) before income taxes	(135,000)	516,000	(185,000)		196,000

Provision for income taxes	—	—	—		—

Net income (loss)	$(135,000)	$516,000	$(185,000)		$196,000

Income (loss) per share:
Basic	$0.00	$—	$0.01	(4)	$0.01
Diluted	$0.00	$—	$0.01	(4)	$0.01

Weighted average number of shares outstanding
Basic	29,808,000	—	1,394,000	(5)	31,202,000
Diluted	29,808,000	—	3,063,000	(5)	32,871,000

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF JUNE 30, 2005

	Historical		Pro Forma
	Company	EFS	Adjustments		Pro Forma
Assets

Current assets:
Cash and cash equivalents	$2,819,000	$316,000	$(316,000)	(7)	$2,140,000
			(679,000)	(8)
Accounts receivable, net	987,000	314,000	—		1,301,000
Prepaid expenses and other	33,000	—	—		33,000

Total current assets	3,839,000	630,000	(995,000)		3,474,000

Intangible assets, net	206,000	—	997,000	(8)	1,203,000
Property and equipment, net	140,000	57,000	(49,000)	(7)	148,000
Other assets	25,000	—	—		25,000

	$4,210,000	$687,000	$(47,000)		$4,850,000

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$101,000	$16,000	$(16,000)	(7)	$101,000
Accrued expenses	282,000	138,000	(138,000)	(7)	282,000
Deferred revenue	532,000	—	—		532,000
Current portion of long-term debt	910,000	7,000	(7,000)	(7)	910,000

Total current liabilities	1,825,000	161,000	(161,000)		1,825,000

Long-term debt, net of current portion	699,000	33,000	(33,000)	(7)	699,000

Total liabilities	2,524,000	194,000	(194,000)		2,524,000

Stockholders’ equity:
Common stock	3,000	—	1,000	(8)	4,000
Additional paid-in capital	30,797,000	—	639,000	(8)	31,436,000
Treasury stock, at cost	(49,000)	—	—		(49,000)
Retained earnings (accumulated deficit)	(29,065,000)	493,000	(171,000)	(7)	(29,065,000)
			(322,000)	(8)

Total stockholders’ equity	1,686,000	493,000	147,000		2,326,000

	$4,210,000	$687,000	$(47,000)		$4,850,000

UNAUDITED PRO FORMA ADJUSTMENTS

(1)           Records portion of S Corporation distributions to the shareholders of EFS as compensation expense.

(2)           Records amortization of intangible assets acquired using the straight-line method over the following estimated useful lives:  customer relationships – 5 years; covenant not to compete – 2 years.

(3)           Reduces depreciation expense for the property and equipment that will be retained by the shareholders of EFS.

(4)           Records changes in basic and diluted income (loss) per share to reflect the pro forma adjustments and to include the effect of the issuance of common shares as part of the acquisition cost.

(5)           Reflects the additional shares of common stock of the Company issued to the shareholders of EFS as part of the acquisition cost, eliminating common stock equivalents where a net loss is reported on a pro forma basis.

(6)           Reduces interest expense for the interest related to the long-term debt retained by the shareholders of EFS.

(7)           Eliminates the assets and the liabilities retained by the shareholders of EFS

(8)           Records the consideration paid to the shareholders of EFS and the allocation of the purchase price to the assets acquired and eliminates the remaining retained earnings of EFS.  The total consideration is summarized as follows:

Cash	$614,000
Issuance of 1,394,336 shares of common stock of the Company valued at $0.46 per share	640,000
Transaction costs	65,000

Total	$1,319,000

Allocated to the acquired assets as follows:

Accounts receivable	$314,000
Property and equipment	8,000
Intangible assets:
Customer relationships	356,000
Covenant not to compete	427,000
Goodwill	214,000

Total	$1,319,000